January 2, 2007

Michael Green

30407 Hidden Valley

Castaic, CA 91384

Dear Michael:

I am pleased to confirm our offer of employment with Vitesse Semiconductor Corporation as General Counsel, you will report directly to Chris Gardner.

Your compensation for this position will be $7,885.00 bi-weekly, which is equivalent to $205,000.00 on an annual basis. You will receive paychecks bi-weekly. In the event the stock option plan is reinstituted, we will also recommend that the Board of Directors grant you an option to purchase 50,000 shares of Vitesse Common Stock at the fair market value then in effect. This purchase would be subject to the approval of the Vitesse Board of Directors and appropriate State and Federal agencies, as well as the vesting conditions, exercise price and restrictions applicable to the option plan. After approval, the details of the stock option plan would be made available to you under separate cover.

You will also receive a sign-on bonus in the amount of $20,000. This bonus will be paid with your first paycheck at Vitesse and will be taxable income to you. Vitesse will withhold the appropriate federal and state taxes.

In the event of a Change of Control, you will receive Severance Pay.

“Change of Control” means each occurrence of any of the following:

(a)              The acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), of beneficial ownership of more than 51% of the aggregate outstanding voting power of the capital stock of Vitesse;

(b)   (i) Vitesse consolidates with or merges into another entity and is not the surviving entity or conveys, transfers or leases all or substantially all of its property and assets to another person, or (ii) any entity consolidates with or merges into Vitesse in a transaction pursuant to which the outstanding voting capital stock of Vitesse is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which no person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) has, directly or indirectly, acquired beneficial ownership of more than 51% of the aggregate outstanding voting capital stock of Vitesse; or

Michael Green

January 2, 2007

(c)	Approval by Vitesse’s shareholders of the complete liquidation or dissolution of Vitesse.

“Severance Pay” means six (6) months of Executive’s base salary (at the amount before any proposed reduction) payable in a lump sum on the date of termination of employment.

In the event you voluntarily terminate your employment with Vitesse prior to completing two full years of service, it is agreed that you will reimburse Vitesse for the sign-on bonus.

This offer is contingent upon your successful passing of a background investigation. In compliance with the Immigration Reform and Control Act of 1986, you will be required to complete the Employment Eligibility Verification Form I-9 and to provide the necessary document(s) listed on the form (see attached) to establish your identity and employment eligibility.

In addition, you will be required to present the following items(s) (if applicable) as verification of the information on your application for employment: 1) your last pay stub from your most recent employer, and 2) proof of academic achievement (original college diploma or final transcript).

The information above must be presented during new employee orientation on your first day of employment.

As a condition of employment, you will be required to sign a Proprietary Information Agreement.

Again, it is a pleasure to assist you in joining the Vitesse team and I look forward to working with you in building a truly great company.

To indicate your acceptance, please sign and return a copy of this letter to Tarshia Player-Rodgers in the Human Resources Department.

Sincerely,

/s/ SABRA BENNETT

Sabra Bennett

Vice President, Human Resources

Accepted: /s/ MICHAEL GREEN	Date: 1/2/07

Start Date: 1/4/07